GREIF BROS. CORPORATION AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
APRIL 30, 1994




NOTE 1 - CAPITAL STOCK AND RETAINED EARNINGS

         Class A Common Stock is entitled to cumulative dividends of 2 cents a share per year after which Class B Common Stock is entitled to non-cumulative dividends up to 1 cent a share per year. Further distribution in any year must be made in proportion of 1 cent a share for Class A Common Stock to 1-1/2 cents a share for Class B Common Stock. The Class A Common Stock shall have no voting power nor shall it be entitled to notice of meetings of the stockholders, all rights to vote and all voting power being vested exclusively in the Class B Common Stock unless four quarterly cumulative dividends upon the Class A Common stock are in default. There is no cumulative voting. The
Company has acquired    7,095,033 Class A and Class B Common Stock for
treasury at a cost of $37,173,276 which was appropriately charged against earnings retained for use in the business. Included in the above are 20,872 shares of Class B Common Stock acquired in 1994 for $832,989.


NOTE 2 - DIVIDENDS PER SHARE

         The following dividends per share were paid during the period indicated:
                                   Three Months Ended    Six Months Ended
                                      April 30,              April 30,
                                   1994     1993          1994     1993
             Class A Common Stock  $.08     $.08          $.44     $.44
             Class B Common Stock  $.12     $.12          $.64     $.64

NOTE 3 - CALCULATION OF NET INCOME PER SHARE

         Net income per share was calculated using the following number of shares for the periods presented:
                                   Three Months Ended     Six Months Ended
                                        April 30,             April 30,
         Class A Common Stock      5,436,586 shares       5,436,586 shares
         Class B Common Stock      6,682,107 shares       6,685,377 shares

NOTE 4 - INVENTORIES

         Inventories are comprised principally of raw materials.

NOTE 5 - RESTATEMENT

         The 1991, 1992 and 1993 financial statements have been restated to reflect the adoption, retroactive to November 1, 1990, of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes". In connection with the adoption of SFAS No. 109, the Company recorded a one time adjustment that resulted in a reduction of the deferred income tax liability and the recording of a deferred tax asset. Certain prior year amounts in the Company's financial statements have been restated. The effect on net income for the six months ended April 30, 1993 was a reduction in net income of $311,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS


Liquidity and Capital Resources

         As indicated in the Consolidated Balance Sheet, elsewhere in this report and discussed in greater detail in the 1993 Annual Report to Shareholders, the Company is dedicated to maintaining a strong financial position. It is our belief that this dedication is extremely important during all economic times.

         As discussed in the 1993 Annual Report, the Company is subject to the economic conditions of its customers. During this period, the Company has been able to utilize its developed financial position to meet its continued business needs.

         The current ratio as of April 30, 1994 is an indication of the continuation of the Company's strong liquidity.

         Capital expenditures were $21,603,348 during the six months ended April 30, 1994. These capital expenditures were principally for new facilities and to replace and improve equipment and buildings.


Results of Operations

         Historically, revenues or earnings may or may not be representative of future operations because of various economic factors. The following comparative information is presented for the 6-month periods ended April 30, 1994 and April 30, 1993.

         Net sales to customers increased this year compared to the same period last year. However, the results of operations decreased due to competitive price pressures of the Company's products, coupled with increases in certain of its raw materials.

                         PART II.  OTHER INFORMATION


ITEM 1.  LEGAL PROCEEDINGS

         There are no material pending legal proceedings not covered by insurance.


ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

         (a.) Exhibits.
              None

         (b.) Reports on Form 8-K.
              No events occurred requiring Form 8-K to be filed.



                                OTHER COMMENTS

         The information furnished herein reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the consolidated balance sheet as of April 30, 1994, the consolidated statement of income for the 6-month periods ended April 30, 1994 and 1993, and the consolidated statement of cash flows for the 6-month periods then ended.
These financial statements are unaudited; however, at year end an audit will be made for the fiscal year by independent certified public accountants.



                                  SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                    Greif Bros. Corporation



                                                          (Registrant)





Date        June 9, 1994

                                                    Michael J. Gasser
                                                    Vice Chairman and
                                                    Chief Operating Officer